EXHIBIT 99.1
Contacts:     Kermit K. Houser                 Marshall J. Alexander
              President and CEO                Executive VP and CFO
              (541)882-3444 X7133              (541)882-3444 X7120

                                  News Release

================================================================================

         KLAMATH FIRST DECLARES 31st CONSECUTIVE QUARTERLY CASH DIVIDEND
                       $0.13 PER SHARE TO BE PAID JULY 14


     KLAMATH FALLS, OREGON - June 26, 2003 - Klamath First Bancorp, Inc. (Nasdaq: KFBI) today announced that its board of directors declared a regular quarterly cash dividend of $0.13 per share of common stock to be paid July 14, 2003 to shareholders of record on July 3, 2003.

     "We remain a well capitalized, profitable institution and believe paying regular cash dividends is an excellent way to reward our shareholders," said Kermit K. Houser, President and CEO. "This is our 31st consecutive quarterly cash dividend and represents a 3% annual yield at our recent stock price."

     On April 24, 2003, Klamath reported that net income for the first half of the fiscal year was up 14% to $2.8 million, or $0.43 per diluted share. Assets increased to $1.5 billion, net loans totaled $573.4 million, and deposits were $1.1 billion at March 31, 2003. Shareholders' equity grew 9% to $119.0 million and book value was $18.30 per share at March 31, 2003.

About Klamath First Bancorp, Inc.

     Klamath First Bancorp, Inc. is the holding company for Klamath First, which operates 58 offices, 56 in 26 counties throughout Oregon and two in-store branches in South Central Washington. Klamath First serves the state of Oregon through these offices by offering a full range of products and services for both the consumer and business customer, including commercial, consumer and real estate loans, various checking and savings products, 24-hour telephone banking, and online banking with bill pay through its web site www.KlamathFirst.com. Customers have access to brokerage and investment services through the company's subsidiary Klamath First Financial Services. Additionally, customers may visit new in-store branches seven days a week with extended banking hours.


     Safe Harbor Clause: Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include the company's ability to maintain current dividend payments or increase dividend payouts to shareholders and other risks and uncertainties discussed from time to time in Klamath First Bancorp, Inc.'s SEC filings including its 2002 Form 10-K. Klamath First Bancorp, Inc. disclaims any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

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Note:  Transmitted on BusinessWire at 5:00 am PDT, June 26, 2003.